EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
February 21, 2013	For more information contact:
First South Bancorp, Inc.	Bruce Elder (CEO)	(252)-940-4936
	Scott McLean (CFO)	(252)-940-5016
Website: www.firstsouthnc.com

First South Bancorp, Inc. Announces Bulk Asset Disposition Plan and
Reports December 31, 2012 Quarterly and Year End Operating Results

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), the parent holding company of First South Bank (the “Bank”), announces a two-tiered plan (the “Plan”) to significantly reduce its level of problem assets through the bulk disposition of troubled loans and other real estate owned (“OREO”). In addition, the Company is announcing its operating results for the quarter and year ended December 31, 2012.

The Plan is segregated into two distinct transactions. First, on February 15, 2013, the Bank executed an agreement to sell problem loans with a book value of $46.5 million to Emerald Portfolio, LLC (“Emerald”), resulting in a $17.6 million pre-tax charge to 2012 earnings. Second, the Bank has received a non-binding indication of interest from Emerald to purchase the majority of its OREO assets, resulting in a $5.2 million pre-tax valuation charge to earnings.

The Bank anticipates completing the first tier of its Plan with the sale of its problem loan portfolio to Emerald and receiving proceeds of $25.1 million on February 22, 2013. With respect to the second tier of the Plan, the Bank continues its negotiations for the sale of its OREO assets. Our next milestone in this tier is the end of February 2013, when negotiations with Emerald are expected to be completed.

These events occurred after December 31, 2012, and therefore the effect of these transactions on the liquidation value of the assets impacted is being reflected in our year-end financial statements as a subsequent event.

For the quarter ended December 31, 2012, our net loss totaled ($12.9) million, or ($1.32) per diluted common share, compared to the $966,000 of net income, or $0.10 per diluted common share for prior linked quarter; and $441,000, or $0.05 per diluted common share, for the comparative 2011 fourth quarter. The net loss for the full year of 2012 totaled ($11.0) million, or ($1.13) per diluted share, compared to net income of $1.6 million or $0.16 per diluted common share earned for the year ended December 31, 2011.

Excluding the effects of the Plan, net income for the quarter ended December 31, 2012, would have totaled $1.1 million, or $0.12 per diluted common share. Net income for the year ended December 31, 2012, would have been $3.0 million, or $0.31 per diluted common share.

Summary of Bulk Asset Disposition Plan and Impact on December 31, 2012:

•	Two-tiered Plan includes: 1st Tier - disposition of problem loans with a book value $46.5 million 2nd Tier - sale of the majority of our OREO portfolio
•	The combined loss associated with the charge-off and write-down of these troubled assets to their liquidation value, net of tax, totaled ($14.0) million, or ($1.44) per diluted share on an annual basis for 2012.
•	The Company incurred charge-offs of $22.5 million in association with the Plan’s problem loans effective December 31, 2012. While reserves on this pool of loans had been set aside in previous periods, the Bank provided an additional $17.2 million to our allowance for loan and lease losses (the “ALLL”) in association with the problem loan disposition plan.
•	The Company took an additional $5.2 million valuation write-down on its’ OREO assets associated with the Plan, effective December 31, 2012.

•	Our level of nonperforming assets falls from $52.8 million or 7.36% of total assets as of September 31, 2012, to $32.1 million or 4.54% of total assets as of December 31, 2012. Assuming that our Plan is executed completely, our pro forma level of nonperforming assets to total assets falls to 0.90%.
•	Our ALLL at December 31, 2012, relative to loans held for investment, adjusting for the loan charge-offs, is 1.78% and covers our non-accrual loans that are held for investment 1.77 times, a favorable change from the 0.43 coverage at the end of the third quarter of 2012.
•	The Company will be able to execute this Plan without the need to raise additional capital.
•	Despite this loss incurred, the capital levels of the Company and the Bank remain very strong and in excess of regulatory minimums to be considered ‘well capitalized’.

The table below reflects the impact of the bulk asset disposition on our asset quality metrics. The pro forma column reflects the effects on year-end 2012, assuming the Plan has been fully executed.

($ in thousands)

Asset Quality Metrics	December 31, 2011	September 30, 2012	December 31, 2012	Pro forma December 31, 2012
Nonperforming Assets	$60,030	$52,804	$32,123	$6,350
Nonperforming Assets / Total Assets	8.04%	7.36%	4.54%	0.90%
Classified Assets	$86,150	$80,923	$51,624	$19,762
Classified Assets / Total Assets	11.53%	11.28%	7.29%	2.79%
Non-accrual Loans Held for Investment	$43,025	$34,801	$4,435	$4,435
ALLL / Non-accrual Loans Held for Investment (x’s)	0.35x	0.43x	1.77x	1.77x

Bruce Elder, President and CEO, commented, “We realize that the loss generated from this asset sale represents a significant use of capital. After careful consideration of the financial ramifications, management and the Board of Directors concluded that the benefits derived from the improved asset quality position achieved from an accelerated disposition plan, outweighed the initial impacts of the transaction on our institution. A portion of these losses embedded in the Company’s balance sheet would have been realized in future periods as these problem assets were subsequently resolved. Due to our strong capital levels prior to this transaction, First South Bank will be able to execute the disposition plan of these high-risk assets without a simultaneous capital raise. After the bulk asset sales are completed, the Bank will remain very well capitalized. In addition, with the uncertainty associated with a high level of adversely classified assets having been removed, management can shift its core focus from credit resolution and asset disposition to franchise growth and the pursuit of future business opportunities. We believe this shift in focus, coupled with our solid core earnings potential, will lead to greater shareholder value.”

Net Interest Income

Net interest income totaled $7.2 million for the 2012 fourth quarter, relatively unchanged when compared to the third quarter of 2012, and below the $7.8 million results for the comparative 2011 fourth quarter. The net interest margin expanded to 4.44% for the 2012 fourth quarter from the 4.36% posted for third quarter of 2012, but declined in comparison to 4.50% for the fourth quarter of 2011. Net interest income for the year ended December 31, 2012, totaled $29.5 million, a $2.2 million decline from the same twelve month period one year ago. The net interest margin for 2012 compressed eleven basis points to 4.42% when compared to the 2011 results, due to reductions in the level and yield on earning assets, which was somewhat offset by a reduction in the Company’s cost of funds due to the maturity of longer-term, higher priced CD’s. While a portion of these funds left the Company, the residual renewed into lower priced CD’s or migrated to non-maturity deposit products within the Bank. Cost savings achieved on the funding side helped compensate for the reduction in earning asset yields.

Asset Quality and Provisions for Loan Losses

Total nonperforming assets, including loans on non-accrual status and OREO declined to $32.1 million or 4.54% of total assets at December 31, 2012, from $52.8 million or 7.36% of total assets at September 30, 2012, and $60.0 million or 8.04% of total assets at December 31, 2011. Loans on non-accrual status declined to $19.2 million at December 31, 2012, from $34.8 million at September 30, 2012, and $43.0 million at December 31, 2011. Our level of OREO dropped to $12.9 million at December 31, 2012, from $18.0 million at September 30, 2012, and $17.0 million at December 31, 2011,

The Bank recorded a $18.7 million provision for credit losses in the fourth quarter of 2012, including $17.2 million associated with our disposition of problem loans, compared to $2.0 million in the 2012 third quarter, and $2.6 million in the comparative 2011 fourth quarter. Provisions for the twelve month period ended December 31, 2012, and 2011, were $23.3 million and $10.8 million, respectively. Credit loss provisions are necessary to maintain the ALLL at a level that management believes to be adequate. The ALLL of $7.9 million at December 31, 2012, represented 1.78% of loans held for investment, compared to $15.0 million at September 30, 2012, or 3.06% of loans held for investment, and $15.2 million at December 31, 2011, or 2.85% of loans held for investment. Net charge offs were $25.8 million in the 2012 fourth quarter, including $22.5 million of charge-offs associated with the first tier of our Plan, compared to $959,000 for the third quarter of 2012, and $5.8 million for the comparative 2011 fourth quarter. For the year ended December 31, 2012, net charge offs were $30.6 million or 6.39% of total loans, up from $14.4 million of net charge offs realized during the year ended December 31, 2011.

Non-Interest Income

Total non-interest income was $2.7 million for both the 2012 fourth quarter and the linked 2012 third quarter, and $2.6 million for the comparative 2011 fourth quarter. Fees, service charges, and loan servicing fees increased to $1.8 million for the 2012 fourth quarter, from $1.6 million for the linked 2012 third quarter and $1.7 million for the comparative 2011 fourth quarter. Non-interest income for the twelve month period ended December 31, 2012, totaled $11.3 million, a $1.8 million increase over the annual results for 2011 due primarily to increased gains on the sales mortgage loans and investment securities.

Net gains from mortgage loan sales increased to $973,000 for the 2012 fourth quarter, from $858,000 for the linked 2012 third quarter, and $467,000 for the comparative 2011 fourth quarter. No gains from investment securities sales were recorded during the 2012 fourth quarter, compared to $28,000 for the third quarter of 2012, and $262,000 for the fourth quarter of 2011. For the year ended December 31, 2012, the Company realized $2.4 million and $1.5 million of gains on the sale of mortgage loans and investment securities, respectively. This is an increase from the $864,000 and $519,000 of gains on the sale of mortgage loans and investment securities, respectively, realized during 2011.

Excluding the bulk asset transaction, the Bank recognized net losses of $396,000 on the sale of OREO properties during the fourth quarter of 2012, compared to $56,000 in the previous quarter, and $24,000 in the comparative 2011 fourth quarter. For the full year of 2012, the Bank realized $529,000 of net losses on the sale of OREO compared to $68,000 of losses on OREO properties in 2011.

Non-Interest Expense

Total non-interest expense for the fourth quarter of 2012 was $12.3 million, including $5.2 million of expenses incurred due to the valuation of Plan OREO assets, compared to $6.4 million for the third quarter of 2012, and $7.2 million for the comparative 2011 fourth quarter. Non-interest expense for the full year of 2012 totaled $35.6 million, an increase of $7.6 million over 2011 results. This increase was due primarily to higher costs and valuation adjustments associated with our OREO properties to adjust them to liquidation value, as well as a non-recurring accrual of retirement benefits.

Expenses attributable to valuation adjustments, ongoing maintenance and property taxes for OREO properties were $5.9 million for the 2012 fourth quarter, including $5.2 million of valuations absorbed in association with the Plan; compared to $316,000 for the linked 2012 third quarter, and $977,000 for the comparative 2011 fourth quarter. OREO expenses for the full year of 2012 totaled $8.8 million, an increase from the $2.0 million of similar costs realized in 2011.

Compensation and benefits, the largest component of non-interest expenses, remained consistent at $3.6 million for the 2012 fourth quarter, the linked 2012 third quarter and the comparative 2011 fourth quarter, respectively. For the year ended December 31, 2012, compensation and benefit expense totaled $15.7 million, a 5.27% increase over the $14.9 million of expenses incurred during 2011. This increase results primarily from the accrual of a non-recurring retirement benefit.

Balance Sheet

Total assets were $707.7 million at December 31, 2012, compared to $717.2 million at September 30, 2012, and $746.9 million at December 31, 2011. As our level of loans and leases outstanding decreased during the course of 2012, we were able to manage our level of deposits, while maintaining a strong level of liquidity.

Total loans and leases receivable decreased to $486.6 million at December 31, 2012, from $491.5 million at September 30, 2012. This decrease was attributable to the impact of the Plan net of an increase in our level of Mortgage Loans Held for Sale. On a year-over-year comparison, total loans declined $53.8 million, or 10.0%, from $540.4 million at December 31, 2011.

Investment securities totaled $164.8 million at December 31, 2012, compared $172.7 million at September 30, 2012, and $138.5 million at December 31, 2011, reflecting purchases, sales, principal repayments and securitizations of certain mortgage loans. The year-over-year growth in the level of investments is due primarily to a strategy of diversifying the portfolio mix through the purchase of tax-exempt municipal securities. At December 31, 2012, the balance of the municipal securities portfolio was $24.6 million.

Cash and overnight investments declined to $12.4 million at December 31, 2012, from $17.5 million at September 30, 2012 and $32.8 million at December 31, 2011, reflecting net changes in the Bank’s cash flow and liquidity position, used primarily to fund growth in the investment portfolio and the net decline in deposits.

Total deposits decreased to $600.9 million at December 31, 2012, from $609.5 million at September 30, 2012, and $642.6 million at December 31, 2011. Core checking and savings accounts increased to $305.2 million at December 31, 2012, from $298.9 million at September 30, 2012 and $272.7 million at December 31, 2011, while certificates of deposits declined to $295.7 million, or 49.2% of total deposits, at December 31, 2012, from $369.9 million, or 57.6% of total deposits, at December 31, 2011.

Borrowed money as of December 31, 2012, comprised entirely of short-term FHLB advances, increased to $16.5 million from $2.0 million at September 30, 2012, and $2.1 million at December 31, 2011. These borrowings were utilized to fund growth in our Mortgage Loans Held for Sale portfolio during fourth quarter of 2012.

Stockholders' equity decreased to $74.7 million at December 31, 2012, from $88.1 million at September 30, 2012 and $84.1 million at December 31, 2011, reflecting net loss incurred due to execution of our bulk asset disposition plan and changes in accumulated other comprehensive income. The tangible equity to assets ratio decreased to 9.95% at December 31, 2012, from 11.69% at September 30, 2012 and 10.69% at December 31, 2011. There were 9,751,271 common shares outstanding at December 31, 2012, September 30, 2012 and December 31, 2011, respectively. Tangible book value per common share declined to $7.09 at December 31, 2012, from $8.46 at September 30, 2012 and $8.06 at December 31, 2011.

Key Performance Ratios

Return on average assets (ROA) and return on average equity (ROE) ratios were negatively impacted by the execution of the Plan. The ROA declined to (7.22%) for the 2012 fourth quarter, from 0.53% for the linked 2012 third quarter, and 0.23% for the 2011 fourth quarter. The ROE fell to (60.76%) for the 2012 fourth quarter, compared to 4.42% for the linked 2012 third quarter, and 2.12% for the comparative 2011 fourth quarter. For the twelve month period ended December 31, 2012, the Company posted an ROA and ROE of (1.50%) and (12.87%), respectively. For 2011, the Company achieved an ROA and ROE of 0.20% and 1.91%, respectively.

Excluding the effects of the Plan, ROA and ROE for the quarter ended December 31, 2012, would have been 0.63% and 5.13%, respectively. The ROA and ROE for the full year ended December 31, 2012, would have been 0.41% and 3.52%, respectively.

Raymond James and Associates acted as exclusive financial advisor to the Company in connection with the execution of the bulk asset disposition plan.

First South Bancorp, Inc. may be accessed on its website at www.firstsouthnc.com. The Company’s common stock symbol as traded on the NASDAQ Global Select Market is “FSBK”.

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company. Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 26 full service branch offices located throughout central and eastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation to other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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(NASDAQ: FSBK)

First South Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	December 31,	December 31,
	2012	2011
Assets	(unaudited)	(*)

Cash and due from banks	$8,983,819	$14,298,146
Interest-earning deposits with banks	3,382,570	18,476,173
Investment securities available for sale, at fair value	164,838,012	138,515,210
Loans held for sale:
Mortgage loans	20,287,343	6,435,983
Other loans	24,438,107	-
Total loans held for sale	44,725,450	6,435,983

Loans and leases held for investment	441,847,019	533,960,226
Allowance for loan and lease losses	(7,860,195)	(15,194,014)
Net loans and leases held for investment	433,986,824	518,766,212

Premises and equipment, net	12,233,153	11,679,430
Other real estate owned	12,892,519	17,004,874
Federal Home Loan Bank stock, at cost	1,859,200	1,886,900
Accrued interest receivable	2,408,979	2,210,314
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,261,355	1,237,161
Identifiable intangible assets	39,300	70,740
Income tax receivable	10,785,272	2,194,677
Prepaid expenses and other assets	6,098,423	9,946,459

Total assets	$707,713,452	$746,940,855

Liabilities and Stockholders' Equity

Deposits:
Demand	$274,662,867	$243,719,526
Savings	30,570,259	28,988,522
Large denomination certificates of deposit	148,838,963	195,429,182
Other time	146,828,942	174,479,477
Total deposits	600,901,031	642,616,707
Borrowed money	16,500,000	2,096,189
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,349,368	7,804,687
Total liabilities	633,060,399	662,827,583

Common stock, $.01 par value, 25,000,000 shares authorized;
11,254,222 shares issued; 9,751,271 shares outstanding	97,513	97,513
Additional paid-in capital	35,811,804	35,815,098
Retained earnings, substantially restricted	65,532,960	76,510,081
Treasury stock, at cost	(31,967,269)	(31,967,269)
Accumulated other comprehensive income	5,178,045	3,657,849
Total stockholders' equity	74,653,053	84,113,272

Total liabilities and stockholders' equity	$707,713,452	$746,940,855

(*) Derived from audited consolidated financial statements

1

First South Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest income:
Interest and fees on loans	$6,687,582	$8,110,354	$28,704,454	$34,422,548
Interest and dividends on investments and deposits	1,393,791	1,252,652	5,453,520	4,880,827
Total interest income	8,081,373	9,363,006	34,157,974	39,303,375

Interest expense:
Interest on deposits	752,645	1,520,771	4,325,497	7,189,999
Interest on borrowings	6,502	1,485	10,997	31,965
Interest on junior subordinated notes	88,773	85,968	363,754	334,219
Total interest expense	847,920	1,608,224	4,700,248	7,556,183
Net interest income	7,233,453	7,754,782	29,457,726	31,747,192
Provision for credit losses	18,674,682	2,639,461	23,251,647	10,812,754
Net interest income (loss) after provision for credit losses	(11,441,229)	5,115,321	6,206,079	20,934,438

Non-interest income:
Fees and service charges	1,593,383	1,512,785	5,974,134	6,067,185
Loan servicing fees	225,091	191,472	832,443	781,881
Loss on sale of other real estate, net	(396,324)	(23,947)	(528,521)	(68,365)
Gain on sale of mortgage loans	973,257	467,287	2,400,614	864,233
Gain on sale of investment securities	-	262,220	1,546,883	518,614
Other income	308,076	238,403	1,027,078	1,256,477
Total non-interest income	2,703,483	2,648,220	11,252,631	9,420,025

Non-interest expense:
Compensation and fringe benefits	3,554,386	3,557,057	15,733,835	14,946,438
Federal deposit insurance premiums	241,592	260,914	987,139	1,233,377
Premises and equipment	516,581	430,140	2,004,524	1,703,121
Advertising	54,742	50,066	211,524	181,121
Payroll and other taxes	303,034	300,320	1,398,906	1,392,526
Data processing	320,236	635,901	1,878,517	2,558,390
Amortization of intangible assets	115,688	100,660	456,576	542,698
Other real estate owned expense	5,882,371	977,139	8,783,427	2,040,741
Other	1,322,011	868,171	4,118,682	3,354,936
Total non-interest expense	12,310,641	7,180,368	35,573,130	27,953,348

Income (loss) before income tax expense	(21,048,387)	583,173	(18,114,420)	2,401,115
Income tax expense (benefit)	(8,162,654)	142,007	(7,137,299)	847,806

NET INCOME (LOSS)	$(12,885,733)	$441,166	$(10,977,121)	$1,553,309

Per share data:
Basic earnings (loss) per share	$(1.32)	$0.05	$(1.13)	$0.16
Diluted earnings (loss) per share	$(1.32)	$0.05	$(1.13)	$0.16
Average basic shares outstanding	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares outstanding	9,751,271	9,751,271	9,751,271	9,751,271

2

First South Bancorp, Inc.		Supplemental Financial Data (Unaudited)

	Quarterly					Year to Date
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011
	(dollars in thousands except per share data)
Consolidated balance sheet data:
Total assets	$707,713	$717,162	$741,965	$750,350	$746,941	$707,713	$746,941

Loans receivable (net):
Mortgage	$96,308	$72,659	$73,455	$80,263	$66,249	$96,308	$66,249
Commercial	309,441	332,438	341,385	352,459	378,823	309,441	378,823
Consumer	67,501	65,444	70,168	71,270	72,821	67,501	72,821
Leases	5,462	5,936	6,453	7,393	7,309	5,462	7,309
Total loans (net)	$478,712	$476,477	$491,461	$511,385	$525,202	$478,712	$525,202

Cash and investments	$12,366	$17,511	$34,759	$64,662	$32,774	$12,366	$32,774
Investment securities	164,838	172,715	164,977	123,036	138,515	164,838	138,515
Premises and equipment	12,233	12,428	12,621	12,985	11,679	12,233	11,679
Goodwill	4,219	4,219	4,219	4,219	4,219	4,219	4,219
Mortgage servicing rights	1,261	1,340	1,333	1,268	1,237	1,261	1,237

Deposits:
Savings	$30,570	$30,611	$30,347	$31,068	$28,988	$30,570	$28,988
Checking	274,663	268,244	261,295	262,500	243,720	274,663	243,720
Certificates	295,668	310,646	342,988	354,780	369,909	295,668	369,909
Total deposits	$600,901	$609,501	$634,630	$648,348	$642,617	$600,901	$642,617

Borrowings	$16,500	$1,974	$1,758	$1,681	$2,096	$16,500	$2,096
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310	10,310	10,310
Stockholders' equity	74,653	88,122	86,168	84,343	84,113	74,653	84,113

Consolidated earnings summary:
Interest income	$8,081	$8,345	$8,818	$8,914	$9,363	$34,158	$39,303
Interest expense	848	1,096	1,342	1,415	1,608	4,700	7,556
Net interest income	7,233	7,249	7,476	7,499	7,755	29,458	31,747
Provision for credit losses	18,675	1,962	775	1,840	2,640	23,252	10,813
Noninterest income	2,703	2,655	2,653	3,243	2,648	11,253	9,420
Noninterest expense	12,310	6,424	8,601	8,239	7,180	35,573	27,953
Income tax expense	(8,163)	552	272	201	142	(7,137)	848
Net income	$(12,886)	$966	$481	$462	$441	$(10,977)	$1,553

Per Share Data:
Basic earnings per share	$(1.32)	$0.10	$0.05	$0.05	$0.05	$(1.13)	$0.16
Diluted earnings per share	$(1.32)	$0.10	$0.05	$0.05	$0.05	$(1.13)	$0.16
Book value per share	$7.66	$9.04	$8.84	$8.65	$8.63	$7.66	$8.63

Average basic shares	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271
Average diluted shares	9,751,271	9,754,794	9,751,271	9,751,271	9,751,271	9,751,271	9,751,271

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011
	(dollars in thousands except per share data)
Performance ratios:
Yield on average earning assets	4.96%	5.02%	5.22%	5.26%	5.44%	5.12%	5.61%
Cost of funds	0.54%	0.69%	0.83%	0.87%	0.96%	0.73%	1.09%
Net interest spread	4.42%	4.33%	4.39%	4.39%	4.48%	4.39%	4.52%
Net interest margin/average earning assets	4.44%	4.36%	4.42%	4.42%	4.51%	4.42%	4.53%
Earning assets to total assets	91.50%	91.24%	90.94%	90.90%	91.09%	91.50%	91.24%

Return on average assets (annualized)	-7.22%	0.53%	0.26%	0.25%	0.23%	-1.50%	0.20%
Return on average equity (annualized)	-60.76%	4.42%	2.26%	2.18%	2.12%	-12.87%	1.91%
Efficiency ratio	123.81%	64.78%	84.84%	76.63%	68.95%	87.30%	67.83%

Average assets	$714,377	$730,204	$742,690	$744,395	$757,905	$732,091	$779,369
Average earning assets	$652,106	$664,609	$676,041	$678,043	$688,457	$667,079	$700,181
Average equity	$84,830	$87,437	$85,018	$84,582	$82,708	$85,295	$81,458

Equity/Assets	10.55%	12.29%	11.61%	11.24%	11.26%	10.55%	11.26%
Tangible Equity/Assets	9.95%	11.69%	11.04%	10.67%	10.69%	9.95%	10.69%

Asset quality data and ratios:
Loans on nonaccrual status:
Nonaccrual loans
Earning	$1,950	$1,984	$1,494	$2,255	$10,601	$1,950	$10,601
Non-Earning	6,093	12,319	11,151	8,757	11,007	6,093	11,007
Total Non-Accrual Loans	$8,043	$14,303	$12,645	$11,012	$21,608	$8,043	$21,608
Nonaccrual restructured loans
Past Due TDRs	$4,029	$7,649	$9,100	$6,029	$9,170	$4,029	$9,170
Current TDRs	7,158	12,849	16,065	20,456	12,247	7,158	12,247
Total TDRs	$11,187	$20,498	$25,165	$26,485	$21,417	$11,187	$21,417
Total loans on nonaccrual status	$19,230	$34,801	$37,810	$37,497	$43,025	$19,230	$43,025
Other real estate owned	12,893	18,003	17,845	17,324	17,005	12,893	17,005
Total nonperforming assets	$32,123	$52,804	$55,655	$54,821	$60,030	$32,123	$60,030

Allowance for credit losses	$8,088	$15,251	$14,268	$14,637	$15,448	$8,088	$15,448
Allowance for credit losses to loans	1.82%	3.10%	2.82%	2.78%	2.85%	1.82%	2.85%

Net charge-offs	$25,822	$959	$1,167	$2,638	$5,752	$30,585	$14,449
Net charge-offs to loans	5.39%	0.20%	0.24%	0.52%	1.10%	6.39%	2.75%
Nonaccrual loans to loans	4.02%	7.30%	7.69%	7.33%	8.19%	4.02%	8.19%
Nonperforming assets to assets	4.54%	7.36%	7.50%	7.31%	8.06%	4.54%	8.06%
Loans to deposits	81.15%	80.80%	79.80%	81.25%	84.26%	81.15%	84.26%
Loans to assets	68.90%	68.67%	68.26%	70.21%	72.66%	68.90%	72.66%
Loans serviced for others	$313,823	$328,976	$326,021	$316,297	$319,363	$313,823	$319,363

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